Exhibit 10.3

                       EMPLOYMENT AGREEMENT

            Employment Agreement dated as of May 2, 1996 between
Peoples Telephone Company, Inc., a Florida corporation (the
"Company") and E. Craig Sanders (the "Employee").


                             Recitals

         A. The Company is presently engaged in the business of owning and operating telephone and wire communication systems within the state of Florida and other businesses (the "Businesses").

         B. The Company desires to employ the Employee for the period set forth in this Agreement to obtain the services of the Employee, and the Employee is willing to be employed by the Company for that period on the terms and conditions set forth below.

                            Agreement

         1. Term of Employment. The Company employs the Employee, and the Employee accepts employment by the Company, for a term commencing on the date of this Agreement and ending on December 31, 1998 (the "Term"), subject to the termination provisions of Section
5. Subject to Section 5(g) hereof, so long as Employee shall serve hereunder as the Company's President and Chief Executive Officer, the Company shall use its best efforts to cause Employee to be nominated for election to the Board by the vote of the Company's voting shares.

         2.   Services Provided by Employee.

              (a) The Employee and the Company agree that the Employee shall serve as President and Chief Executive Officer of the Company. In that capacity, he shall solely, under supervision of the Board of Directors of the Company (the "Board"), have responsibility for the overall management and operation of the Company's Businesses and perform other duties reasonably assigned to him from time to time by the Board provided the duties relate to the business of the Company and are consistent with the Employee's position as President and Chief Executive Officer, as well as Employee's background and experience. The Employee shall devote his full business time to the operations of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company.

              (b) During the Term, the Employee shall not serve as an officer, director, partner or employee, or act in an advisory or other capacity for, an individual, firm, corporation or other person without the prior written consent of the Board, which consent shall not be unreasonably withheld.

         3. Place of Performance. The Employee shall be based at the Company's principal executive offices located at 2300 Northwest 89th Place, Miami, Florida, except for required travel relating to the Company's Businesses to an extent substantially consistent with the Employee's travel obligations.

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         4.   Compensation.

              (a)     Base Salary.  The Company shall pay
compensation every two weeks to the Employee at a rate of $300,000 per year (the "Salary") subject to increase from time to time upon the review and determination of the Board (which review shall be conducted no less frequently than annually).

              (b) Bonus Compensation. The Company shall pay to the Employee bonus compensation ("Bonus Compensation") of up to 50% of the Salary based upon attainment of performance targets which shall be mutually agreed upon between the Company and the Employee and set forth as an annex to this Agreement within 90 days from the date of this Agreement. Bonus Compensation shall be paid within 10 business days after the earlier (i) of the public release of fiscal year earnings for the fiscal year in respect of which such Bonus Compensation is being paid and (ii) the issuance of the audited financial statements in respect of such year. In addition, the Board shall consider the payment of additional bonus compensation in the event that Bonus Compensation maximum performance targets are exceeded.

              (c)     Stock Options.   Within 90 days after the date
hereof, the Company agrees to grant to the Employee options to purchase an aggregate 600,000 shares of the Company's Common Stock as follows:


        Number of Shares    Exercise Price     Vesting/Exercisable

             100,000            $ 2.50             12/31/96
             100,000              4.25             12/31/96
             100,000              5.25             12/31/97
             100,000              6.25             12/31/97
             200,000              7.25             12/31/98

Such options shall be subject to all terms and conditions of the applicable stock option agreement (which agreements shall be reasonable and customary). Notwithstanding the foregoing, in the event of a Change in Control (as defined below) all such options shall vest in full automatically. All shares to be issued upon exercise of such options shall be registered under applicable federal and state securities laws.

              (d) Employee Benefits. The Company shall provide to Employee health insurance, a 401(k) plan and all other benefits at a level and on a basis consistent with that provided by the Company to its other executive officers. The Company at its cost shall provide to Employee term life insurance providing an aggregate death benefit payable to his designated beneficiary of $300,000.

              (e) Vacation. The Employee shall be entitled to four (4) weeks paid vacation in each calender year (including 1996) and shall be entitled to all paid holidays given by the Company to its employees generally. Upon any termination of this Agreement, Employee shall be paid the value, based upon his then Salary, of any unused and accrued vacation time for the year in which such termination occurs. Vacation time shall be deemed to accrue on a monthly basis for this purpose.

              (f) Expenses. The Company shall reimburse the Employee, in accordance with its standard practice after the Employee submits expense receipts to the Company, for all reasonable out-of-pocket expenses that are paid by the Employee in performing the services set forth in Section 2.
              (g) Moving Expenses. The Company shall pay the Employee's reasonable out-of-pocket expenses in connection with Employee's relocation to Miami area, including costs incurred in connection with the termination of the lease of the Employee's current residence and real estate brokerages fees and closing costs in connection with the purchase or lease of a new residence in the Miami area.

         5. Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

              (a) This Agreement shall terminate upon the death of the Employee.

              (b) The Company has the right to terminate this Agreement if, by reason of Disability, the Employee has been unable to perform his duties under this Agreement for a period of 90 consecutive days or 120 days in any 180 day period. For purposes of this Agreement, "Disability" means physical or mental disability of the Employee, which disability is expected to be of long or indefinite duration and prevents the Employee from performing his duties under this Agreement. All determinations of Disability made by the Company pursuant to the Company's Long Term Disability Insurance Policy, if any, shall be determinative of Disability under this Agreement. If the Company does not have a Long Term Disability Insurance Policy, Disability shall be determined by the Board upon the basis of the evidence the Board deems appropriate.

              (c) The Employee may terminate his employment under this Agreement if his health (either physical or mental) becomes impaired to an extent that makes the continued performance of his duties under this Agreement materially harmful to his physical or mental health or his life.

              (d) The Company may terminate the Employee's employment under this Agreement for Cause at any time. For purposes of this Section 5(d), the Company shall have "Cause" to terminate the Employee's employment if he (i) is convicted of a felony; (ii) willfully engages in one or more acts involving fraud or moral turpitude; (iii)(x) willfully misappropriates Company assets or (y) willfully engages in gross misconduct materially injurious to the Company or its subsidiaries; or (iv) if the Board determines that the Employee has materially and willfully failed to perform his duties under this Agreement, such determination to be made in good faith after having given Employee a reasonably detailed written explanation of such failure and the opportunity for Employee and his counsel to be heard. For purposes of this Section 5(d), "willful" means an act done, or omitted to be done, by the Employee in bad faith, provided that the Employee knew or reasonably should have known that the action or omission was not in the best interest of the Company. Notwithstanding the foregoing, a termination for Cause as described in clause (iii) (y) or (iv), shall not occur unless Employee shall have been given notice of the existence of the basis for termination thereunder and shall have had 30 calendar days to cure such basis to the reasonable satisfaction of the Board.

              (e) The Company may terminate the Employee's employment under this Agreement without cause by providing the Employee with written notice of such termination.

              (f) The Employee may terminate his employment under this Agreement for "Good Reason". For purposes of this Section 5(f), the Employee shall have "Good Reason" to terminate his employment any

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time during the Term of this Agreement if, after a Change in Control of the Company (as defined below), the Company (i) assigns to the Employee any duties that are inconsistent with the positions described in Section 2 of this Agreement, (ii) diminishes significantly the then existing duties of the Employee without the written consent of the Employee (including the failure to nominate Employee for election as director during the term hereof), (iii) removes the Employee from or fails to re-elect the Employee to the positions described in Section 2(a) of this Agreement, (iv) reduces his Salary or the maximum percentage of Salary payable as Bonus Compensation, (v) materially fails to comply with Section 4 of this Agreement, (vi) requires the Employee to be based at any office or location other than that described in Section 3 hereof which change of location would require the Employee to commute a distance from his primary residence in excess of the greater of (x) 50 miles and (y) 125 percent of the distance of such commute prior to such change of location or (vii) fails to obtain the assumption of this Agreement by a Successor (as hereinafter defined) as provided in Section 19 of this Agreement.



              For purposes of this Agreement, a "Change in Control" means:

                 (1) the acquisition of beneficial ownership, direct or indirect, of equity securities of the Company by any person (as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of l934, as amended (the "Exchange Act")) which, when combined with all other securities of the Company beneficially owned, directly or indirectly by that person, equals or exceeds 50% of (i) either the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

                 (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or

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threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents;

                 (3) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                 (4) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

              The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then outstanding Company Common Stock (on a fully diluted basis) plus the aggregated market value of Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company

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shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

              (g) A termination of the Employee's employment under this Agreement shall be communicated by the terminating party by written notice of termination ("Notice of Termination") that shall include (i) the date such termination is to be effective; (ii) the specific termination provision in Section 5 upon which the terminating party has relied; and (iii) except for a termination under Section 5(a), the facts and circumstances claimed by the terminating party that provide a basis for the termination of the Employee's employment under the provision indicated in the Notice of Termination. Any termination of this Agreement shall, without further action on the part of Employee, constitute Employee's simultaneous resignation from the Board, all committees thereof and all other positions and offices of the Company and its Subsidiaries held by Employee.

         6.      Compensation Upon Termination.

              (a) Upon termination of the Employee's employment under Section 5(a), 5(b), 5(c) or 5(d), the Company shall have no further obligation under this Agreement to make any payments to or bestow any benefits on the Employee after the Termination Date (as defined below), other than payments and benefits accrued and due and payable to the Employee prior to the Termination Date. For purposes of this Agreement, "Termination Date" means (i) if the Employee's employment is terminated pursuant to Section 5(a) of this Agreement, the date of the Employee's death; (ii) if the Employee's employment is terminated by virtue of the expiration of this Agreement, the end of the Term; or (iii) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination which shall not be earlier than the date such notice is sent or given to Employee.

              (b) Upon termination of the Employee's employment by the Company without Cause (except in the situation where Section 6(c) applies), the Company shall pay Employee, in addition to all payments and benefits accrued, due and payable prior to the Termination Date, a lump sum payment, within 5 business day after the Termination Date, in an amount equal to 200 percent of his Salary as in effect on the Termination Date. The Company shall also provide Employee with all fringe benefits enjoyed by him at the Termination Date (on a basis consistent with the basis upon which such benefits were provided prior to such termination) until the second anniversary of the Termination Date or, to the extent that Employee is not eligible to participate in any Company fringe benefit plans (by the terms of any such plan), the after tax value of providing such benefits until the second anniversary of the Termination Date.

              (c) If after a Change in Control (i) the Employee's employment is terminated by the Company without Cause or (ii) is terminated by the Employee for Good Reason, in addition to payments and benefits accrued and due and payable to the Employee prior to the Termination Date, the Company shall pay to the Employee, within 5 business days after the Termination Date, a lump sum payment equal to 200 percent of the sum of (x) his Salary as then in effect plus (y) the maximum Bonus Compensation which Employee would have been eligible to earn pursuant to Section 4(b) hereof as if the Company achieved 100 percent of the performance targets for the year in which such termination occurs. The Company shall also provide Employee with all fringe benefits enjoyed by him at the Termination Date (on a

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basis consistent with the basis upon which such benefits were provided prior to such termination) until the second anniversary of the Termination Date or, to the extent that Employee is not eligible to participate in any Company fringe benefit plans (by the terms of any such plan), the after tax value of providing such benefits until the second anniversary of the Termination Date. In the event it shall be determined that any payment or distribution by the Company pursuant to this agreement following a Change in Control (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (d) The Company shall maintain in full force and effect until the Termination Date all group insurance plans (the "Plans") in which the Employee was a participant immediately prior to the date of the Notice of Termination. If the Employee's continued participation is not permitted under the terms of a Plan, the Company shall arrange to provide the Employee with alternative benefits substantially similar to those provided under that Plan.

              (e) For the purposes of all retirement plans of the Company applicable to the Employee and in effect on the date of the Notice of Termination, the Company shall provide for payment of retirement or death benefits to the Employee or his surviving spouse that are calculated to reflect service credits for the period ending on the Date of Termination, as though the Employee were an employee of the Company throughout this period.

              (f) The Employee shall not be required to mitigate the amount of any payment provided for in Section 6(b) or 6(c) by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 6(b) or 6(c) be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise. Fifty percent (50%) of any payment under Section 6(b) or 6(c) shall be deemed to be in consideration of Employee's covenant not to compete set forth in Section 9 hereof.

          7. Representations by Employee. The Employee represents and warrants that he is not a party to any agreement or subject to any restriction (including agreements containing confidentiality or noncompete covenants) that may adversely affect the business of the Company or restrict the performance by the Employee of his duties under this Agreement.


          8.     Confidentiality.

              (a) The Employee acknowledges that as a result of the Employee's employment by the Company, the Employee will become informed of, and have access to, valuable and confidential information of the Company, including inventions, trade secrets, technical information, know-how, plans, specifications, and the identity of customers and suppliers (collectively, the "Confidential

Information"), and that this Confidential Information, even though it may be contributed, developed or acquired by the Employee, is the exclusive property of the Company to be held by the Employee in trust and solely for the Company's benefit. Accordingly, the Employee shall not at any time during or subsequent to the Term, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons whom the Company agrees in writing are in a contractual or fiduciary relationship with the Company or who have a need for this information for purposes which are in the best interests of the Company. This provision does not prohibit the Employee from disclosing information which legally is or becomes of general public knowledge from authorized sources other than the Employee or as required by legal process or subpoena, provided that Employee shall have given the Company a reasonable opportunity to object to such process or subpeona.

              (b) Upon the termination of this Agreement, the Employee shall promptly deliver to the Company all customer lists, drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including those of a secret or confidential nature, relating to the Company's business which are in the Employee's possession or control. The Employee agrees to represent to the Company that he has complied with the provisions of this Section at the time he ceases to be an employee of the Company.

          9. Noncompetition. The Employee agrees that during the Term and for one year after the Termination Date, the Employee shall not (a) participate directly or as an employee, agent, owner, consultant, director, shareholder or partner of any person which is engaged in the pay telephone business in competition with the Company in a geographic area in which the Company conducts such business during that time; (b) recruit or otherwise solicit or induce any person who during that time is an employee of the Company to terminate his employment with, or otherwise cease his relationship with the Company, or hire any such employee who has left the employ of the Company within 90 days after termination of that employee's employment with the Company; or (c) solicit any owner or operator of property upon which Company pay telephones are located, to install pay telephones of a competitor of the Company; provided, however, that the foregoing shall not prohibit Employee from owning not more than five percent of the voting securities of any publicly traded entity.

              The restrictions against competition set forth above are considered by the parties to be reasonable for the purposes of protecting the business of the Company. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         10. Remedies. The Company and the Employee acknowledge that the Company would not have an adequate remedy at law for money damages if the covenants contained in Section 8 or 9 were not
complied with in accordance with their terms.   Because the breach of
any of the covenants in Section 8 or 9 will result in immediate and irreparable injury to the Company, the Employee agrees that the Company shall be entitled to an injunction restraining him from violating Section 8 and 9 to the fullest extent allowed by law. Nothing in this Agreement shall prohibit the Company from pursuing

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all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

         11. Federal Income Tax Withholding. The Company may withhold from benefits payable under this Agreement, or arrange for the payment of, federal, state, local or other taxes as required pursuant to law or governmental regulation or ruling.

         12. Survival. The provisions of Sections 8, 9 and 10 shall survive the termination of this Agreement and shall inure to the benefit of the Company and its Successors.

         13.     [Reserved]

         14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

         15. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its conflicts of law principles.

         17.     [Reserved]

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         18.     Notices.  Notices required or permitted to be given
under this Agreement shall be in writing and effective upon delivery in person or mailing by certified mail, return receipt requested, to the parties at the addresses below or to another address as either party shall direct by notice to the other party.

              (a)     If to the Company:

                   Peoples Telephone Company, Inc.
                   2300 N.W. 89th Place
                   Miami, FL 33172
                   Attention:  Robert E. Lund
                   President and Chief Executive Officer



                   with a copy to:

                   Peoples Telephone Company, Inc.
                   2300 N.W. 89th Place
                   Miami, FL 33172
                   Attention:  Bruce Renard
                   Executive Vice President,
                   General Counsel


              (b)     If to Employee:

                   Mr. E. Craig Sanders
                   1004 Meadow Creek Drive
                   No. 2122
                   Irving, Texas 75038

         19.     Assignment.

              (a) This Agreement and all of the Employee's rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by the Employee. A purported assignment shall not be valid or binding on the Company. The Company shall not assign this Agreement, its rights, duties and obligations except to a Successor (as defined below).

              (b) This Agreement shall inure to the benefit of and be legally binding upon all Successors of the Company. The Company will require a Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a "Successor"), by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Section 19, "Company" shall mean the Company as defined above and any Successor to its business and/or assets that executes and delivers the agreement provided for in this Section 19 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         20. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement can be modified only by a written instrument properly executed by the Employee and the Company.

         21. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

         The parties have executed this Agreement effective as of the day and year first above written.


                   PEOPLES TELEPHONE COMPANY, INC.


                   By:   /s/ Robert E. Lund

                         Robert E. Lund
                         President and Chief Executive Officer





                         /s/ E.Craig Sanders


                         E. Craig Sanders